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               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549
                          ____________

                           FORM 8-A/A
                        Amendment No. 3
                          ____________

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                      STONE CONTAINER CORPORATION
(Exact name of registrant as specified in its charter)


      Delaware                          36-2041256
(State of incorporation or          (I.R.S. Employer
organization)                       Identification No.)

150 North Michigan Avenue,                  60601-7568
Chicago, Illinois                         (Zip Code)
(Address of principal executive
offices)

If this Form relates to the          If this Form relates to the
registration of a class of debt     registration of a class of debt
securities and is effective         securities and is to become
upon filing pursuant to General     effective simultaneously with
Instruction A(c)(1) please          the effectiveness of a
check the following                 concurrent registration
box. ____                           statement under the Securities
                                   Act of 1933 pursuant to General
                                   Instruction A(c)(2) please
                                   check the following box. ____

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so       Name of each exchange on which
registered                        each class is to be registered

Preferred Share Purchase Rights    New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                          None
                        (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered.

     Reference is hereby made to the Form 8-A of Stone Container Corporation (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") on July 25, 1988, as amended by Amendment No. 1 thereto filed with the Commission on July 23, 1990 and Amendment No. 2 thereto filed with the Commission or June 8, 1996, and such Form 8-A is hereby incorporated by reference herein.

     The Registrant executed an Amendment (the "Amendment"), dated as of May 10, 1998, to the Rights Agreement, dated as of July 25, 1988, as amended July 23, 1990 and May 16, 1996, between the Registrant and The First Chicago Trust Company of New York (as successor to The First National Bank of Chicago), as Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

     As more fully set forth in the Amendment, the Amendment (i) provides that none of Jefferson Smurfit Corporation ("JSC"), any of its Affiliates or Associates or any of its permitted assignees or transferees shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur, in each case, by reason of the approval, execution or delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 1998, among JSC, a wholly owned subsidiary of JSC and the Registrant or the consummation of the transactions contemplated by the Merger Agreement and (ii) changes the Final Expiration Date to the earlier of the close of business on the date on which the Effective Time (as defined in the Merger Agreement) occurs or the close of business on December 31, 1998.

     A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such exhibit.



Item 2.  Exhibits.

     1. Amendment to the Rights Agreement, dated as of May 10, 1998, between Stone Container Corporation and The First Chicago Trust Company of New York (as successor to The First National Bank of Chicago), as Rights Agent.

                           SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                         STONE CONTAINER CORPORATION



                         By:  Leslie T. Lederer
                              Leslie T. Lederer
                              Vice President


Dated:  May 13, 1998



                         EXHIBIT INDEX




 Exhibit
 Number       Description                            Page

      1        Amendment to the Rights Agreement,
             dated as of May 11, 1998, between
             Stone Container Corporation and The
             First Chicago Trust Company of New
             York (as successor to The First
             National Bank of Chicago), as
             Rights Agent.